EXHIBIT 99.1

FORM OF SUBSCRIPTION AGENT and INFORMATION AGENT AGREEMENT

Date:

Mellon Bank, N.A.

85 Challenger Rd.

Ridgefield Park, NJ 07660

Attn:	Reorganization Department

Mellon Information Services, LLC

480 Washington Blvd, 27th Floor

Jersey City, NJ 07310

Attn: Reorganization	Department

Ladies and Gentlemen:

Popular, Inc., a Puerto Rico corporation (the “Company”) is making an offer (the “Subscription Offer”) to issue to the holders of record (the “Holders”) of its outstanding shares of common stock par value $6.00 per share (the “Common Stock”), at the close of business on November 7, 2005 (the “Record Date”), the non-transferable right (each a “Right”) to subscribe for and purchase up to 10,500,000 shares of Common Stock (the “Additional Common Stock”) at a purchase price of $21.00 per share of Additional Common Stock (the “Subscription Price”), payable by cashier’s check or official check upon the terms and conditions set forth herein. The term “Subscribed” shall mean submitted for purchase from the Company by a Holder in accordance with the terms of the Subscription Offer, including in respect of the Oversubscription Right (as defined below) and the term “Subscription” shall mean any such submission. The Subscription Offer will expire at 5:00 p.m., New York City Time, on December 19, 2005 (the “Expiration Time”), unless the Company shall have extended the period of time for which the Subscription Offer is open, prompt written notice of which shall be provided to you, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire. References to “you” or “your” in this Agreement shall mean references to Mellon Bank, N.A. as Subscription Agent or Mellon Investor Services, LLC, as Information Agent, as applicable.

The Company filed a registration statement (File No. 333-129567) (the “Registration Statement”) relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 8, 2005. Said Registration Statement was declared effective on                 . The terms of the Additional Common Stock are more fully described in the prospectus (the “Prospectus”) forming part of the Registration Statement as it was declared effective. A copy of the Prospectus is annexed hereto as Annex 1. After the Record Date, the Company will provide you with a list of holders of Common Stock as of the Record Date (the “Record Stockholders List”).

The Rights are exercisable pursuant to a subscription rights order form (the “Subscription Rights Order Form”), a copy of which is annexed hereto as Annex 2. Each Right entitles a Holder to subscribe, upon payment of the full Subscription Price, for shares of Additional Common Stock at the rate of one share of Additional Common Stock for every 26 shares of Common Stock held by such Holder on the Record Date (the “Basic Subscription Amount”). No fractional shares will be issued. Each Holder that exercises its Rights in full is entitled to subscribe for additional shares of Additional Common Stock in excess of its Basic Subscription Amount (the “Oversubscription Right”) to the extent available as a result of other Holders electing not to Subscribe, or Subscribing for fewer shares than those to which they are otherwise entitled, pursuant to their respective Rights, subject to the Company’s right to review and not accept any exercise of any Oversubscription for more than 200,000 shares of Additional Common Stock. If the number of shares of Additional Common Stock available is not sufficient to satisfy in full all oversubscriptions, then the Company will direct you to allocate the available shares among the Holders who exercise their Oversubscription Rights pro rata based on the number of shares owned by such Holders on the Record Date. This process will be repeated until all available shares have been allocated or all exercises of Oversubscription Rights have been satisfied. The Subscription Offer, the Rights and the Oversubscription Rights are fully described in the Prospectus.

The Company hereby appoints you as Subscription Agent (the “Subscription Agent”) and Information Agent (the “Information Agent”) for the Subscription Offer and agrees with you as follows:

1)	As Subscription Agent, you are authorized and directed to:

(A)    Promptly after you receive the Record Stockholders List:

(a)    mail or cause to be mailed, by first class mail, to each Holder whose address of record is within the United States or Canada, as indicated in the Record Stockholders List, who is not a participant of The Depository Trust Company (i) a copy of the Prospectus, (ii) a Subscription Rights Order Form, (iii) a Transmittal Letter to Holders of Common Stock, (iv) a Letter to Holders from the Chairman and President, (v) a Memorandum of Instructions and (vi) a return envelope addressed to the Subscription Agent, each in the form furnished to you by the Company;

(b)    mail or cause to be mailed, by first class mail, to each Holder whose address of record is within the United States or Canada, as indicated in the Record Stockholders List, who is a participant of The Depository Trust Company (i) a copy of the Prospectus, (ii) a Subscription Rights Order Form, (iii) a Transmittal Letter to Holders of Common Stock, (iv) a letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees, (v) a Letter to Holders from the Chairman and President, (vi) a Memorandum of Instructions, (vii) a Letter to Holders outside the United States and Canada, (viii) a Notice of Guaranteed Delivery and (ix) a return envelope addressed to the Subscription Agent, each in the form furnished to you by the Company;

(c)    mail or cause to be mailed, by air mail, to each Holder whose address of record is outside the United States or Canada, or is an Army Post Office or Fleet Post Office, (i) a copy of the Prospectus and (ii) a Transmittal Letter, each in the form furnished to you by the Company. You shall hold a Subscription Rights Order Form for the account of such Holder subject to such Holder making satisfactory arrangements with you for the exercise of the Rights, and follow the instructions of such Holder for the exercise of such Rights if such instructions are received at least two business days prior to the Expiration Time;

and in each case, to mail or cause to be mailed additional copies of such documents to Holders so requesting.

(B)    Accept, record and hold duly exercised Subscriptions together with payment of the full Subscription Price on or prior to the Expiration Time in accordance with the terms of the Rights and the Prospectus.

(C)    Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(a)    if the Right is issued to a fiduciary and is executed by and the Additional Common Stock is to be issued in the name of such fiduciary;

(b)    if the Right is issued in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Additional Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

(c)    if the Right is issued in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

(d)    if the Right is issued in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator or personal representative.

(D)    Subject to the next sentence, accept Subscriptions from Holders whose Rights are alleged to have been lost, stolen or destroyed upon receipt by you of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance satisfactory to you, accompanied by payment of the Subscription Price for the total number of shares of Additional Common Stock Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Rights and you shall withhold delivery of the shares of Additional Common Stock Subscribed for until after the Rights have expired and it has been determined that the Rights have not otherwise been purported to have been exercised or otherwise surrendered.

(E)    Refer to the Company for specific instructions as to acceptance or rejection of Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Paragraph 1 and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Rights.

(F)    Upon acceptance of a Subscription:

(a)    hold all monies received in connection with such Subscription in a segregated account maintained for the benefit of the Company. Promptly following the Expiration Time, you shall distribute to the Company the funds in such account in the manner specified by the Company. You will not be obligated to calculate or pay interest on the funds held in such segregated accounts to any Holder or any other party claiming through a Holder or otherwise.

You shall pay interest to the Company on the average daily balance of the monies held in such account at the Dreyfus General Money Market Class A Rate. Interest will not accrue on funds received after 12:00 p.m. Noon Eastern Standard Time until the following full business day.

(b)    advise the Company daily by e mail to epacheco@bppr.com and rbarrios@bppr.com and by telecopy (787-751-2137) and confirm by letter to the attention of Eric Pacheco and Richard Barrios (the “Company Representatives”) as to (i) the total number of shares of Additional Common Stock Subscribed for and (ii) the total amount of funds received in accordance with subparagraph (a) above, with cumulative totals for each;

(c)    as promptly as possible but in any event on or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Time, advise the Company Representatives in accordance with (b) above of (i) the total number of shares of Additional Common Stock Subscribed for, (ii) the total number of Subscription guarantees received and (iii) the total number of shares of Additional Common Stock unsubscribed for;

(d)    advise UBS Securities, LLC and Popular Securities, Inc., as dealer managers for the Subscription Offer (the “Dealer Managers”) daily                                      as to (i) the names and addresses of all Holders exercising Rights and (ii) the total number of Rights exercised by each Holder, indicating the total number of Rights verified to be in proper form for exercise and rejected for exercise, in each case during the immediately previous day, and such other information as the Dealer Managers may reasonably request;

(e)    as promptly as possible but in any event on or before 6:00 p.m., New York City Time, on the first full business day following the Expiration Time, advise the Dealer Managers in accordance with subparagraph (d) above of (i) the total number of Rights exercised and the corresponding total number of shares of Additional Common Stock Subscribed for, (ii) the total number of Rights verified to be in proper form for exercise and rejected for exercise, and such other information as the Dealer Managers may reasonably request.

(G)    Upon completion of the Subscription Offer, you shall, in cooperation with the Company, cause the transfer agent for the Common Stock to issue shares of Additional Common Stock Subscribed for.

2)	As Information Agent, you are authorized and directed to:

(A)    Assist in the coordination of all printing activities and advertisement placement if required;

(B)    Establish contacts with brokers, dealers, banks and other nominees on the Company’s behalf with respect to the Subscription Offer;

(C)    Coordinate with the Company and Subscription Agent as to the material requirements of the materials relating to the Subscription Offer;

(D)    Assist in the preparation and review of the materials relating to the Subscription Offer;

(E)    Facilitate the distribution of materials relating to the Subscription Offer to the Holders and other interested parties, at the direction of the Company;

(F)    Provide a dedicated toll-free line for all shareholder queries and address all shareholder queries, as applicable; and

(G)    Provide status reports to management from time to time and upon request.

3)    The Rights shall be nontransferable. You and all other persons dealing with a holder of Rights as the absolute owner thereof for any purpose and as the person entitled to exercise the Rights, any notice to the contrary notwithstanding, may treat the registered holder thereof as the owner for all purposes.

4)    You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Rights Order Form may indicate are to be issued to a Holder and the number that the Record Stockholders List indicates may be issued to such Holder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of Additional Common Stock, if any, to be issued to such Holder.

5)    You will examine the Subscription Rights Order Forms and any other documents received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the Memorandum of Instructions. In the event you determine that any Subscription Rights Order Form does not appear to you to have been properly completed or executed, or where any Subscription Rights Order Form does not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with a Subscription unless you shall have received from the Company instructions indicating that any irregularity in such Subscription has been cured or waived and that such Subscription has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the subscribing Holder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of shares of Additional Common Stock or by registered mail insured separately for the value of such shares) to such Holder’s address as set forth in the Record

Stockholders List, any Rights surrendered in connection therewith and any other documents received with such Rights, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Rights and other documents.

6)    Each document received by you relating to your duties hereunder shall be dated, received and tracked into your Corporate Action proprietary system, subject to further instruction from the Company.

7)	(a) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available a sufficient number of shares of Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Subscription Offer. Subject to the terms and conditions of this Agreement, you, in cooperation with the Company, will request the transfer agent for the Common Stock to issue certificates evidencing the appropriate number of shares of Additional Common Stock as required in order to effectuate the Subscriptions. The Company hereby represents that Banco Popular de Puerto Rico, which is the transfer agent for the Common Stock, will perform this service.

(b)    The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the Federal laws of the United States of America, or the laws of any applicable state, or any political subdivision thereof, to insure that all shares of Additional Common Stock issuable upon the exercise of the Rights at the time of delivery thereof will be duly and validly issued and fully paid and nonassessable shares of Common Stock.

(c)    The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale,

8)    Should any issue arise regarding Federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

9)    The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 60 days’ prior notice to the Company. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder and, upon invoice, the Company shall pay to you all reasonable outstanding fees and expenses owed to you. You will forward to the Company or its designee promptly any document relating to your duties hereunder that you may receive after your appointment has so terminated. Notwithstanding the foregoing Sections 9, 10, and 12 of this Agreement shall survive any termination of this Agreement.

10)   As agent for the Company hereunder you:

(a)    shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

(b)    shall have no obligation to deliver any shares of Additional Common Stock unless the Company shall have provided a sufficient number of certificates for such Additional Common Stock;

(c)    shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Rights surrendered to you hereunder or shares of Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

(d)    shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment,

subject or expose you to any expense or liability you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

(e)    may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(f)    shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g)    shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

(h)    may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to you acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(i)    may consult with Kelley, Drye & Warren LLP, with respect to your duties and responsibilities hereunder and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the written advice of such counsel;

(j)    may perform any of your duties hereunder either directly or by or through agents or attorneys acceptable to the Company and you shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any other person or entity resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof; and

(k)    are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

11)   In the event any question or dispute arises with respect to the proper interpretation of the Subscription Offer or your duties hereunder or the rights of the Company or of any Holders surrendering Rights pursuant to the Subscription Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and, if appropriate, you may, but shall not be required to, at your sole discretion, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such Holder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

12)   Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable.

13)   Whether or not any Rights are surrendered to you, for your services as Subscription Agent and Information Agent hereunder, the Company shall pay to you compensation in accordance with the fee schedule attached as Exhibit A hereto, together with reimbursement for reasonable out-of-pocket expenses, including reasonable fees and disbursements of one counsel subject to the receipt of reasonable satisfactory documentation thereof and in accordance with Exhibit A. All amounts owed to you hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent commencing 60 days from the invoice date.

14)	(a) The Company covenants to indemnify and hold you harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with your duties under this Agreement, including the costs and expenses of defending yourself against any Loss, unless such Loss shall have been determined by the order of a court of competent jurisdiction to be the result of your gross negligence or intentional misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits).

(b)    In the event any question or dispute arises with respect to the proper interpretation of this Agreement or your duties hereunder or the rights of the Company or of any Holders surrendering Rights for shares of Additional Common Stock pursuant to the Subscription Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other parties that may have an interest in the settlement.

The obligations of Company under this section shall survive the termination of this Agreement.

15)   If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

16)   Each of the Company, the Subscription Agent and the Information Agent represents and warrants that (a) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) the making and consummation of the Subscription Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under its certificate of incorporation or articles of organization or bylaws or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid, binding and enforceable obligation, (d) the Subscription Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof challenging the Subscription Offer.

17)   In the event that any claim of inconsistency between this Agreement and the terms of the Subscription Offer arise, as they may from time to time be amended, the terms of the Subscription Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

18)    Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

19)    Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Mellon Bank, N.A., 450 West 33rd Street, New York, New York 10001, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties or, if to the Information Agent, to Mellon Investor Services LLC, 120 Broadway, 13th Floor, New York, NY 10271.

20)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

21)    No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours, Popular, Inc.

By:
Name: Richard Barrios Title:Senior Vice President and Corporate Treasurer Address for notices: Popular, Inc. PO Box 362708 San Juan, PR 00936-2708

Accepted as of the date

above first written:

MELLON BANK, N.A.,

as SUBSCRIPTION AGENT

By:

Name:

Title:

MELLON INVESTOR SERVICES LLC,

as INFORMATION AGENT

By:

Name:

Title:

EXHIBIT A

MELLON BANK, N.A.

Schedule of Fees as Subscription Agent

EXHIBIT B

Authorized Persons

Richard Barrios, Senior Vice President and Corporate Treasurer

Eric Pacheco, Vice President

Luis Cintrón, Senior Vice President

Hector Rivera, Vice President

ANNEX 1

[Prospectus dated November 23, 2005]

ANNEX 2

[Subscription Rights Order Form]